Exhibit 2.3

Execution Version

GOVERNANCE AND REPURCHASE RIGHTS AGREEMENT

This Governance and Repurchase Rights Agreement (this “Agreement”), dated as of August 12, 2012, is by and between Verint Systems Inc., a Delaware corporation (“Victory”), and Comverse Technology, Inc., a New York corporation (“Chucktaylor”).

RECITALS

1. On the date hereof, Victory and Victory Acquisition I LLC, a Delaware limited liability company and a wholly owned subsidiary of Victory (“Merger Sub”), entered into an Agreement and Plan of Merger (as amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”) with Chucktaylor, which provides that, on the terms and subject to the conditions thereof, Chucktaylor will be merged with and into Merger Sub (the “Merger”), with Merger Sub as the surviving company in the Merger;

2. The execution and delivery of this Agreement is a condition of, and a material inducement to, Victory’s willingness to enter into the Merger Agreement; and

3. The parties hereto desire to enter into this Agreement to establish, subject to and in accordance with the terms hereof, certain arrangements with respect to the Victory Preferred Stock Beneficially Owned by Chucktaylor, and to provide for, among other things, certain corporate governance rights.

Accordingly, in consideration of the premises and the mutual covenants and agreements contained in this Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

I. EFFECTIVENESS; CERTAIN DEFINITIONS

1.01. Effectiveness. Articles III through VI (inclusive) of this Agreement will have no force or effect until the occurrence of the applicable Trigger Event and will be in full force and effect following the occurrence of such applicable Trigger Event. All other provisions of this Agreement are in full force and effect as of the date hereof.

1.02. Certain Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms will have the following meanings, applicable to both the singular and plural forms thereof:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such other Person as of the date on which, or at any time during the period for which the, the determination of affiliation is being made; provided, however, that neither Victory nor its controlled Affiliates will be deemed to be an Affiliate of Chucktaylor for any purpose hereunder. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Average Closing Price” means the average (measured as a simple arithmetic mean) of the daily volume weighted averages of the trading prices of the Common Stock on the NASDAQ Global Market, as reported as “VRNT” by Bloomberg L.P. (or any such equivalent calculation to which the parties hereto may agree in writing), for the 20 consecutive Trading Days ending on the second Trading Day immediately preceding the Closing Date; provided, however, that if an ex-dividend date is set for the Common Stock during such period, then the trading price for a share of Common Stock for each day during the portion of such period that precedes such ex-dividend date will be reduced by the amount of the dividend payable on a share of Common Stock.

“Beneficial Ownership” of any securities means ownership, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, whether the Person has or shares with another Person (A) voting power which includes the power to vote, or to direct the voting of, such security; and/or (B) investment power which includes the power to dispose, or to direct the disposition, of such security and will otherwise be interpreted in accordance with the term “Beneficial Ownership” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act; provided that for purposes of determining Beneficial Ownership, a Person will be deemed to be the Beneficial Owner of any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrant or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). The terms “Beneficially Own,” “Beneficial Owner” and “Beneficially Owned” will have correlative meanings.

“Board” means the board of directors of Victory.

“Business Day” means any day on that is not a Saturday, a Sunday or other day that is a statutory holiday under the federal laws of the United States.

“Cadian Agreement” means that certain Letter Agreement, dated May 30, 2012, among Chucktaylor, Cadian Capital Management, LLC (“Cadian Capital”), Cadian Fund LP, Cadian Master Fund LP and Cadian GP LLC.

“Call Election Notice” has the meaning ascribed to such term in Section 6.01(b).

“Call Option” has the meaning ascribed to such term in Section 6.01(a).

“Call Option Price” means an amount equal to (a) the aggregate Liquidation Preference (as defined in the Certificate of Designation) applicable to the Option Shares that consist of Victory Preferred Stock as of the Closing Date, (b) plus, if any of the Option Shares consist of Common Stock, the Market Price in respect of such Common Stock plus (c) an amount of cash equal to the product of (i) the quotient obtained by dividing (A) the number of Options Shares purchased by Victory pursuant to the Call Option that are shares of Preferred Stock (or if the Option Shares purchased are shares of Common Stock, such number of shares of Preferred Stock that if converted would equal that number of shares of Common Stock) and (B) the total number of shares of Preferred Stock then outstanding by (ii) $5,000,000.

“Certificate of Designation” means the Certificate of Designation, Preferences and Rights of the Victory Preferred Stock, filed with the Secretary of State of the State of Delaware on May 25, 2007, as amended, modified or supplemented from time to time in accordance with its terms.

“Chucktaylor Acquisition” has the meaning ascribed to such term in Section 4.01(b).

“Chuck Disposition Shareholder Approval” means the approval of the shareholders of Chucktaylor of the Chuck Disposition (as defined in the Merger Agreement).

“Chucktaylor Trigger Event” means the termination of the Merger Agreement pursuant to any of (a) Section 6.01(b)(iv) of the Merger Agreement (but only if the Distribution Shareholder Approval or the Chuck Disposition Shareholder Approval, as applicable, is obtained) or (b) Section 6.01(c)(i) of the Merger Agreement as a result of a breach by Chucktaylor that was “knowing” or “deliberate” (as each such term is defined in the Merger Agreement).

“Closing Date” means the date of the closing of the Put Option or Call Option, as applicable.

“Common Stock” means the shares of Victory’s common stock, par value $0.001 per share.

“Director” means any member of the Board.

“Distribution Shareholder Approval” means the approval of the shareholders of Chucktaylor of the Distribution (as defined in the Merger Agreement).

“Enforceability Exception” has the meaning ascribed to such term in Section 2.01(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder, all as the same may be in effect at the relevant time.

“Market Price” means the Average Closing Price multiplied by the number of Option Shares that consist of Common Stock.

“NASDAQ” means The NASDAQ Stock Market.

“Nominating Committee” means the Corporate Governance & Nominating Committee of the Board or any successor committee.

“Option” means the Call Option or the Put Option, as applicable.

“Option Period” means the period of time commencing on the date of the termination of the Merger Agreement as a result of the applicable Trigger Event and ending on the earlier of (a) the 18 month anniversary of the Trigger Event and, if applicable, (b) the date on which the Call Option is forfeited pursuant to Section 6.02(d).

“Option Shares” means such number of shares of Victory Preferred Stock and, if Chucktaylor does not own a sufficient number of Victory Preferred Stock that would constitute Option Shares, Common Stock Beneficially Owned by Chucktaylor to be acquired by Victory pursuant to either the Call Option or the Put Option such that immediately following such acquisition by Victory, Chucktaylor would Beneficially Own less than 50% (but not below 49.5%) of the outstanding Voting Securities (on an as exercised and fully diluted basis), in each case as set forth in the Call Election Notice or the Put Election Notice, as applicable.

“Put Election Notice” has the meaning ascribed to such term in Section 6.02(b).

“Put Option” has the meaning ascribed to such term in Section 6.02(a).

“Put Option Price” means the lesser of (a) the aggregate Liquidation Preference (as defined in the Certificate of Designation) applicable to the Option Shares that consist of Victory Preferred Stock plus, if any of the Option Shares consist of Common Stock, the Market Price of the Option Shares that consist of Common Stock and (b) an amount equal to the sum of (i) (A) the Average Closing Price times the number of Option Shares (it being understood that for purposes of this clause (A) any Option Shares that consist of Victory Preferred Stock will be on an as converted basis) and (B) $25,000,000.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a quasi-governmental entity, a government or any agency, authority, political subdivision or other instrumentality thereof, or any other entity.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder, all as the same may be in effect at the relevant time.

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, indenture, right to acquire, right of first refusal, deed of trust,

licenses to third parties, leases to third parties, security agreements, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance and other restrictions or limitations on use of real or personal property of any nature whatsoever.

“Standstill Termination Date” means the earlier of the date (a) that is the 18 month anniversary of the Trigger Event and, if applicable, (b) on which the Call Option is forfeited pursuant to Section 6.02(d).

“Trading Day” means any day on which there are sales of Common Stock on the NASDAQ composite tape.

“Trigger Event” means a Chucktaylor Trigger Event or Victory Trigger Event, as applicable.

“Victory Preferred Stock” means Victory’s Series A Convertible Preferred Stock, par value $0.001 per share.

“Victory Trigger Event” means the termination of the Merger Agreement pursuant to Section 6.01(b)(iv) of the Merger Agreement (but only if the Distribution Shareholder Approval or the Chuck Disposition Shareholder Approval, as applicable, is obtained).

“Voting Securities” means any and all shares of capital stock of Victory and securities issued in respect thereof that are entitled to vote generally in the election of Directors, including the Common Stock, the Victory Preferred Stock and any capital stock of Victory issuable upon the exercise of any option, warrant or convertible security.

II. REPRESENTATIONS AND WARRANTIES

2.01. Representations and Warranties of Chucktaylor. Chucktaylor represents and warrants to Victory, as of the date hereof, as of the occurrence of a Chucktaylor Trigger Event and as of the exercise of an Option in accordance with the terms of this Agreement, as follows:

(a) Chucktaylor is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Chucktaylor is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing as would not, individually or in the aggregate, reasonably be expected to prevent or delay or impair the ability of Chucktaylor to perform its obligations under this Agreement.

(b) Chucktaylor has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Chucktaylor, and no other corporate proceedings on the part of Chucktaylor are necessary to authorize the execution and delivery of this Agreement. This Agreement has been duly executed and delivered by Chucktaylor and is a valid and binding obligation of Chucktaylor, enforceable against Chucktaylor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (such exception, the “Enforceability Exception”).

(c) The execution and delivery of this Agreement by Chucktaylor does not and will not, and the performance of this Agreement by Chucktaylor will not, (i) conflict with or violate the certificate of incorporation or bylaws of Chucktaylor, (ii) conflict with or violate any law applicable to Chucktaylor or by which any property or asset of Chucktaylor is bound or affected, or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rights to any right of consent, termination, amendment, modification, acceleration, cancellation or modification of any benefit or obligation under, or right to challenge any material note, bond, mortgage, indenture or credit agreement, or any other contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Chucktaylor is a party or by which any property or asset of Chucktaylor is bound or affected, excluding in cases of clauses (ii) and (iii) above, conflicts, violations, breaches, defaults, rights of consent, terminations, amendments, modifications, accelerations, cancellations or modifications, and rights to challenge that would not reasonably be likely to, individually or in the aggregate, have a material and adverse effect on Chucktaylor.

(d) Chucktaylor has good and valid title to the Option Shares, free and clear of any Security Interest.

2.02. Representations and Warranties of Victory. Victory represents and warrants to Chucktaylor, as of the date hereof, as of the occurrence of a Victory Trigger Event and as of the exercise of an Option in accordance with the terms of this Agreement, as follows: (a) Victory is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Victory is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing as would not, individually or in the aggregate, reasonably be expected to prevent or delay or impair the ability of Victory to perform its obligations under this Agreement.

(b) Victory has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Victory, and no other corporate proceedings on the part of Victory are necessary to authorize the execution and delivery of this Agreement. This Agreement has been duly executed and delivered by Victory and is a valid and binding obligation of Victory, enforceable against Victory in accordance with its terms, subject to the Enforceability Exception.

(c) The execution and delivery of this Agreement by Victory does not and will not, and the performance of this Agreement by Victory will not, (i) conflict with or violate the certificate of incorporation or bylaws of Victory, (ii) conflict with or violate any law applicable to Victory or by which any property or asset of Victory is bound or affected, or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rights to any right of consent, termination, amendment, modification, acceleration, cancellation or modification of any benefit or obligation under, or right to challenge any material note, bond, mortgage, indenture or credit agreement, or any other contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Victory is a party or by which any property or asset of Victory is bound or affected, excluding in cases of clauses (ii) and (iii) above, conflicts, violations, breaches, defaults, rights of consent, terminations, amendments, modifications, accelerations, cancellations or modifications, and rights to challenge that would not reasonably be expected to constitute, individually or in the aggregate, a Victory MAE (as defined in the Merger Agreement).

III. BOARD REPRESENTATION

3.01. Nomination of Director Designees. (a) From and after the occurrence of a Chucktaylor Trigger Event and for so long as the Cadian Agreement is operative, Victory will use commercially reasonable efforts to cause the Board to be comprised of at least nine Directors. From and after the occurrence of a Chucktaylor Trigger Event and in the event that the Cadian Agreement is not in effect, Victory will use commercially reasonable efforts to cause the Board to be comprised of at least seven Directors. Each of the parties hereto agrees to use commercially reasonable efforts to ensure that any slate of nominees recommended for election to the Board pursuant to this Section 3.01 will include, subject to terms and conditions hereof, the following individuals:

(i) for so long as (A) Chucktaylor Beneficially Owns 50% or more of the outstanding Voting Securities (on an as exercised and fully diluted basis) and (B) the Cadian Agreement is in full force and effect, Chucktaylor may designate up to two nominees for election to the Board and Cadian Capital may designate (in accordance with and subject to the terms and conditions of the Cadian Agreement) up to three nominees for election to the Board;

(ii) for so long as (A) Chucktaylor Beneficially Owns more than 30% but less than 50% of the outstanding Voting Securities (on an as-exercised and fully diluted basis) or (B) Chucktaylor Beneficially Owns more than 50% of the outstanding Voting Securities (on an as exercised and fully diluted basis) and the Cadian Agreement is no longer in effect, Chucktaylor may designate up to two nominees for election to the Board; and

(iii) for so long as Chucktaylor Beneficially Owns more than 15% but less than 30% of the outstanding Voting Securities (on an as-exercised and fully diluted basis), Chucktaylor may designate one nominee for election to the Board.

(b) Subject to Section 3.01(g), at each annual or special meeting of the stockholders of Victory at which Directors are to be elected, Victory will use commercially reasonable efforts to include in the slate of nominees recommended by the Board and the Nominating Committee and in Victory’s proxy statement or notice of such meeting all of the Directors respectively designated by Cadian Capital and Chucktaylor, as applicable, pursuant to Section 3.01(a) and the Applicable Standard (as such term is defined in the Cadian Agreement), and both Victory and Chucktaylor will use their respective commercially reasonable efforts to cause, and Chucktaylor will vote all of its Voting Securities then Beneficially Owned in favor of the election to the Board of each of those nominees recommended by the Board, which will include those Director nominees designated by Cadian Capital, Chucktaylor and the Nominating Committee, as applicable.

(c) If (A) a vacancy is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of any Director designated by Chucktaylor or Cadian Capital, as applicable, or (B) a nominee for director is not approved pursuant to Section 3.01(a) and (b), then Victory, the Board and the party designating such Director or nominee will take all actions necessary to cause the vacancy or directorship position, as the case may be, to be filled as soon as practicable by a nominee designated by Chucktaylor or Cadian Capital, as applicable, in the manner specified in this Section 3.01. In the event Chucktaylor or Cadian Capital does not designate a replacement nominee or a replacement nominee is not approved by the Board in accordance with the Cadian Agreement, Victory will use commercially reasonable efforts to identify potential individuals to act as a replacement nominee, with such individuals being subject to vetting and approval by the Board under the Applicable Standard.

(d) For the purpose of determining the number of nominees for election to the Board that Chucktaylor and Cadian Capital, as applicable, will be entitled to designate pursuant to Section 3.01 at a stockholder meeting, the Voting Securities Beneficially Owned by Chucktaylor will be calculated as of the close of business on the 90th day prior to the relevant Victory stockholder meeting. Subject to the terms of the Cadian Agreement, Chucktaylor will, and will use commercially reasonable efforts to cause Cadian Capital to, notify Victory at least 60 days prior to the relevant Victory stockholder meeting of its respective proposed nominees for election to the Board pursuant to Section 3.01(a).

(e) Any nominees for election to the Board that are designated by Cadian Capital must satisfy the terms and conditions of the Cadian Agreement.

(f) For so long as the Cadian Agreement is in effect, Chucktaylor will not, and will cause its Subsidiaries not to, amend, alter or supplement any of the terms and conditions of the Cadian Agreement relating to Victory or the Board, in each case without Victory’s prior written consent, which consent may not be unreasonably withheld.

(g) As used in Section 3.01 and applicable to Victory, “commercially reasonable efforts” means that Victory will, acting through the Board upon the recommendation of the Nominating Committee (if applicable), establish the size of the Board as specified in Section 3.01(a), nominate for election to the Board the number of designees specified in Section 3.01(a), recommend the election of such nominees by the Victory Stockholders or the Board, as applicable, and when applicable solicit proxies from Victory Stockholders, provided, however, that in the event that the Nominating Committee or the Board determines under the Applicable Standard that one or more of the designees of Chucktaylor or Cadian Capital is unacceptable to serve on the Board, Victory will promptly notify Chucktaylor or Cadian Capital, as applicable, to permit Chucktaylor or Cadian Capital, as applicable, to designate a replacement, such process to continue as promptly as reasonably practicable until the Nominating Committee and the Board has recommended designees for election as contemplated by Section 3.01(a). Chucktaylor hereby acknowledges and agrees that nothing herein will be interpreted as requiring Victory or any Director to take any action that the Nominating Committee or the Board, as applicable, determines in good faith is inconsistent with the fiduciary duties applicable to the Nominating Committee or the Board, as applicable.

IV. STANDSTILL

4.01. Standstill Agreement. (a) From and after the occurrence of a Chucktaylor Trigger Event until the Standstill Termination Date, neither Chucktaylor nor any of its Affiliates will, directly or indirectly, acquire, offer or propose to acquire or agree to acquire by purchase, gift or otherwise, directly or indirectly, the Beneficial Ownership of any Voting Securities (or any warrants, options or other rights to purchase or acquire, or any securities convertible into, or exchangeable for, any Voting Securities) other than any shares of Common Stock acquired by Chucktaylor pursuant to the conversion of Victory Preferred Stock Beneficially Owned by Chucktaylor, or received pursuant to a stock split, stock dividend, rights offering, recapitalization, reclassification or similar transaction.

(b) Notwithstanding Section 4.01(a), neither Chucktaylor nor any of its Affiliates shall be deemed to Beneficially Own or be deemed to have acquired any additional Voting Securities (or any warrants, options or other rights to purchase or acquire, or any securities convertible into, or exchangeable for, any Voting Securities) as a result of Chucktaylor or any of its Affiliates entering into any agreement, arrangement or understanding with any Person (as defined in the Merger Agreement) in furtherance of an acquisition, merger, consolidation, dissolution, recapitalization or other business combination involving Chucktaylor pursuant to which the shareholders of Chucktaylor’s Common Stock immediately preceding such transaction would hold securities representing less than 50% of the total outstanding voting power of the surviving or resulting entity of such transaction (a “Chucktaylor Acquisition”).

V. VOTING AGREEMENT

5.01. Voting Agreement. (a) Chucktaylor hereby covenants and agrees that for so long as the Board is not comprised of a majority of Directors that qualify as “independent” pursuant to the listing standards of NASDAQ (for the avoidance of doubt, any Directors nominated by Cadian Capital pursuant to the terms of Article III will be deemed “independent” to the extent they satisfy such listing standards), then Chucktaylor will: (a) cause the Voting Securities Beneficially Owned by Chucktaylor to be present, in person or represented by proxy at all meetings of the stockholders of Victory (whether annual or special and whether or not an adjourned or postponed meeting) so that the Voting Securities Beneficially Owned by Chucktaylor may be counted for determining a quorum at each such meeting; and

(b) other than for the election of Directors, vote, or cause to be voted, in person or by proxy, the Voting Securities Beneficially Owned by Chucktaylor, or execute one or more written consents in respect of the Voting Securities Beneficially Owned by Chucktaylor at all meetings of the stockholders of Victory (whether annual or special and whether or not an adjourned or postponed meeting) either (i) in proportion to the votes cast with respect to the Voting Securities not Beneficially Owned by Chucktaylor (as estimated by the inspector of election immediately prior to the closing of the polls with respect to the vote on any given matter, subject to adjustment for the inspector of election’s final tabulation of votes cast); provided that Chucktaylor may vote any and all Voting Securities Beneficially Owned by Chucktaylor in its sole discretion with respect to any matter or proposal that (x) would materially and adversely affect the rights or privileges of the holders of Victory Preferred Stock disproportionately relative to the rights or privileges of the holders of Common Stock, (y) solely relates to the holders of Victory Preferred Stock and no other holders of Voting Securities or (z) would disproportionately have a material and adverse impact on holders of Common Stock that Beneficially Own in excess of 9% of the outstanding Common Stock (on an as exercised and fully diluted basis); provided further, however, that in the case of clauses (x) or (z) above, in no event will any matter or proposal that results in the dilution of Chucktaylor’s Beneficial Ownership of Voting Securities be deemed to disproportionately have a material and adverse effect or impact on Chucktaylor relative to the other holders of Voting Securities, or (ii) in the case of any of the events contemplated by clauses (i), (ii) or (iv) of the definition of Fundamental Change (as defined in the Certificate of Designation) requiring the approval of the stockholders of Victory, as instructed by the public shareholders of Chucktaylor. In the event that the vote of the Victory Stockholders is solicited by Victory in connection with such a proposed Fundamental Change, Chucktaylor agrees to promptly call a meeting of its stockholders for the purpose of obtaining voting instructions from its stockholders with respect to Chucktaylor’s vote on such Fundamental Change.

5.02. Irrevocable Proxy. In furtherance of Section 5.01, Chucktaylor will, and will cause its Affiliates to, if and when requested by Victory in connection with matters submitted to the stockholders of Victory from time to time, promptly execute and deliver to Victory an irrevocable proxy and irrevocably appoint Victory or its designees, with full power of substitution, its attorney, agent and proxy to vote (or cause to be voted) or to give consent with respect to, all of the Voting Securities as to which Chucktaylor or its Affiliates are entitled to vote, in the manner and with respect to the matters set forth in Section 5.01. Chucktaylor acknowledges, and will cause its Affiliates to acknowledge, that any such proxy executed and delivered will be coupled with an interest, will constitute, among other things, an inducement for Victory to enter into this Agreement, will be irrevocable and binding on any successor in interest of Chucktaylor or its Affiliates, as applicable, and will not be terminated by operation of law upon the occurrence of any event. Such proxy will operate to revoke and render void any prior proxy as to any Voting Securities heretofore granted by Chucktaylor or its Affiliates, as applicable, to the extent it is inconsistent herewith.

VI. CALL OPTION AND PUT OPTION

6.01. Call Option. (a) Notwithstanding anything to the contrary in the Certificate of Designation but subject to Section 6.02(d), Chucktaylor grants to Victory the right (which will not be assignable or transferable to any other Person) to purchase the Option Shares from Chucktaylor and/or its Affiliates at the Call Option Price (the “Call Option”).

(b) The Call Option may only be exercised once by Victory by delivering to Chucktaylor written notice of Victory’s election to exercise the Call Option and specifying therein the number of Option Shares to be purchased by Victory (the “Call Election Notice”) at any time commencing upon a Chucktaylor Trigger Event and ending 30 days prior to the end of the Option Period. The closing of the Call Option will occur within 30 days following delivery of such Call Election Notice. On the Closing Date of the Call Option, (i) Chucktaylor will deliver to Victory the certificate or certificates representing the Option Shares, accompanied by stock powers executed in blank and otherwise will take such action as Victory may determine in good faith is reasonably necessary in order to transfer to Victory good and marketable title to the Option Shares, free and clear of all claims, liens and encumbrances of any nature, and (ii) Victory will satisfy the Call Option Price by wire transfer in immediately available funds to an account designated in writing by Chucktaylor.

6.02. Put Option. (a) Victory grants to Chucktaylor the right (which will not be assignable or transferable to any other Person) to require Victory to purchase the Option Shares from Chucktaylor at the Put Option Price (the “Put Option”).

(b) The Put Option may only be exercised once by Chucktaylor by delivering to Victory written notice of Chucktaylor’s election to exercise the Put Option and specifying therein the number of Option Shares to be purchased by Victory (the “Put Election Notice”) at any time commencing upon a Victory Trigger Event and ending 30 days prior to the end of the Option Period.

(c) The closing of the Put Option will be scheduled to occur within 90 days following Chucktaylor’s delivery to Victory of the Put Election Notice; provided, however, that such closing will be extended for a period of time not to exceed an additional 45 days to enable Victory to obtain any necessary consents (including, without limitation, any consents from any of its lenders under Victory’s credit agreements) or make any filings with the Commission; provided further, however, that notwithstanding anything to the contrary herein, Victory, in its sole and absolute discretion, may elect not to consummate the closing of the Put Option. On the Closing Date of the Put Option, (i) Chucktaylor will deliver to Victory the certificate or certificates representing the Option Shares, accompanied by stock powers executed in blank and will otherwise take such action as Victory may determine in good faith is reasonably necessary in order to transfer to Victory good and marketable title to the Option Shares, free and clear of all claims, liens and encumbrances of any nature, and (ii) Victory will satisfy the Put Option Price by wire transfer in immediately available funds to an account designated in writing by Chucktaylor.

(d) If Chucktaylor properly exercises the Put Option in accordance with this Section 6.02 and Victory does not consummate the Put Option within the time period set forth in Section 6.02, Victory shall immediately forfeit the Call Option, the Option Period shall immediately terminate and the Standstill Termination Date shall immediately occur, which collectively shall be the sole remedy of Chucktaylor for such failure by Victory to consummate the Put Option.

6.03. No Restrictions on Transfer. Notwithstanding anything to the contrary herein or in the Certificate of Designations, Chucktaylor may (a) sell, assign or otherwise transfer any shares of Victory Preferred Stock that are Beneficially Owned by Chucktaylor, except for the Option Shares or (b) pledge, hypothecate or otherwise encumber any such shares of Victory Preferred Stock.

VII. MISCELLANEOUS

7.01. Effectiveness of this Agreement. Except as provided by Section 1.01, this Agreement is binding upon the parties as of the date hereof, subject to the terms and conditions hereof.

7.02. Notices. All notices, requests, permissions, waivers and other communications hereunder will be in writing and will be deemed to have been duly given (a) when sent, if sent by facsimile or email, provided that the facsimile or email transmission is promptly confirmed by telephone, (b) when delivered, if delivered personally to the intended recipient, and (c) one Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a party hereto at the following address for such party:

If to Victory:	330 South Service Road Melville, NY 11747 Attention: Chief Legal Officer Facsimile: (631) 962-9623 Email: peter.fante@verint.com

With a copy to (which will not constitute notice):

Jones Day

222 East 41st Street

New York, NY 10017

Attention: Randi C. Lesnick, Esq.

Facsimile: (212) 755-7306

Email: rclesnick@jonesday.com

and

Loeb & Loeb LLP

345 Park Avenue

New York, New York 10154-1895

Attention: David S. Schaefer, Esq.

Facsimile: (212) 208-0947

Email: dschaefer@loeb.com

If to Chucktaylor:	810 Seventh Avenue New York, NY 10019 Attention: Shefali Shah Facsimile: (212) 739-1094 Email: Shefali.Shah@cmvt.com

With a copy to (which will not constitute notice):	Milbank, Tweed, Hadley & McCloy LLP 1 Chase Manhattan Plaza New York, NY 10005 Attention: David E. Zeltner, Esq. Facsimile: (212) 822-5003 Email: dzeltner@milbank.com or to such other address(es) as will be furnished in writing by any such party to the other party in accordance with the provisions of this Section 7.02.

7.03. Interpretation. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement will include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs will include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The use of the words “include” or “including” in this Agreement will be by way of example rather than by limitation. The use of the words “or,” “either” or “any” will not be exclusive. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement. Except as otherwise expressly provided elsewhere in this Agreement, any provision herein which contemplates the agreement, approval or consent of, or exercise of any right of, a party, such disclaiming any implied duty of good faith and fair dealing or similar concept. Any reference herein to “dollars” or “$” will mean United States dollars. The words “as of the date of this Agreement” and words of similar import will be deemed in each case to refer to the date of this Agreement as set forth in the Preamble hereto.

7.04. Severability. The parties hereto agree that (a) the provisions of this Agreement will be severable in the event that for any reason whatsoever any of the provisions hereof are invalid, void or otherwise unenforceable, (b) any such invalid, void or otherwise unenforceable provisions will be replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable, and (c) the remaining provisions will remain valid and enforceable to the fullest extent permitted by applicable law.

7.05. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto, as well as any other agreements or documents referred to herein and therein, will together constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and will supersede all prior negotiations, agreements and understandings of the parties hereto of any nature, whether oral or written, with respect to such subject matter, which is hereby terminated and of no further force or effect.

7.06. Assignment; Successors and Assigns. No party hereto may assign its rights or delegate its duties under this Agreement without the written consent of the other party hereto, and any attempted assignment or delegation will be void. The provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Notwithstanding the foregoing sentence, so long as a Chucktaylor Trigger Event occurs as a result of clause (a) of the definition of “Chucktaylor Trigger Event” this Agreement shall not be binding in any manner whatsoever on any bona fide third party that acquires Voting Securities from Chucktaylor or that enters into any agreement, understanding or arrangement to acquire or acquires voting control of Chucktaylor pursuant to a Chucktaylor Acquisition.

7.07. Parties in Interest. This Agreement is solely for the benefit of the parties hereto and does not confer on third parties any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement.

7.08. Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury. (a) The validity, interpretation and enforcement of this Agreement will be governed by the laws of the State of Delaware, other than any choice of Law provisions thereof that would cause the laws of another state to apply.

(b) By execution and delivery of this Agreement, each party hereto irrevocably (i) submits and consents to the personal jurisdiction of the state and federal courts of the State of Delaware for itself and in respect of its property in the event that any dispute arises out of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement in any other court. Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any dispute arising out of this Agreement in the state and federal courts of the State of Delaware, or that any such dispute brought in any such court has been brought in an inconvenient or improper forum. The parties hereto further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court will constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.08(c).

7.09. Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one party), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto, the other party will re-execute original forms thereof and deliver them to the requesting party. No party hereto will raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine or other electronic means as a defense to the formation of a contract and each such party forever waives any such defense.

7.10. Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the parties agree that the party to this Agreement who is or is to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement. The parties agree that the remedies at law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any loss, that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

7.11. Amendments and Waivers. (a) This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding upon a party hereto only if such amendment or waiver is set forth in a writing executed by such party. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party under or by reason of this Agreement.

(b) No delay or failure in exercising any right, power or remedy hereunder will affect or operate as a waiver thereof; nor will any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any party hereto would otherwise have. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision of this Agreement must satisfy the conditions set forth in Section 7.11(a) and will be effective only to the extent in such writing specifically set forth.

7.12. Termination. This Agreement will automatically terminate and be of no further force and effect upon the earlier of (a) the 18 month anniversary of a Trigger Event and (b) the date on which Chucktaylor consummates a Chucktaylor Acquisition; provided, further, that (x) the Call Option and the Put Option will automatically terminate and be of no further force and effect at any time that Chucktaylor Beneficially Owns less than 50% of the outstanding Voting Securities (on an as exercised and fully diluted basis) and (y) if, prior to the expiration of this Agreement, a Call Option or Put Option is exercised in accordance with Article VI and not consummated, except, if applicable, following a forfeiture of the Call Option pursuant to Section 6.02(d), the termination date will be extended until the consummation of such outstanding Call Option or Put Option in accordance with Article VI; provided further, however, that the termination of this Agreement will not relieve any party of a breach of this Agreement that occurred prior to such termination.

[Signature Page Follows]

This Agreement has been duly executed and delivered as of the date first above written.

VERINT SYSTEMS INC.

By:	/s/ Dan Bodner
	Name:	Dan Bodner
	Title:	President and Chief Executive Officer

COMVERSE TECHNOLOGY, INC.

By:	/s/ Charles J. Burdick
	Name:	Charles J. Burdick
	Title:	Chief Executive Officer